Exhibit 99.1
Prestige Brands Holdings, Inc. Reports First Quarter Fiscal 2009 Results

Irvington, NY, August 7, 2008—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-known brands, today announced results for the first quarter of fiscal year 2009, which ended on June 30, 2008.

Total revenues for the first fiscal quarter ended June 30, 2008 were $73.5 million, a 6.5% decrease from total revenues of $78.6 million in the prior year comparable quarter.  As indicated in our news release of July 23rd, this decline is largely attributable to pricing dynamics in the cryogenic segment of the over-the-counter wart treatment category affecting our Compound W® and Wartner® brands. A secondary factor is the continued absence of the Little Remedies® pediatric cough/cold products, which were voluntarily withdrawn from the marketplace in the fall of calendar year 2007. In addition, The Doctor’s® NightGuard™ brand continued to experience declining sales due to the competition which came into the marketplace in last fiscal year’s first quarter.

Operating income of $21.2 million for the first quarter was $1.9 million, or 8.2% below last year’s operating income of $23.1 million. The decline from last year was due to the sales decline, partially offset by favorable cost of sales and lower advertising and promotion expenses. G&A expenses were higher than prior year, primarily due to increased stock based compensation expenses.

Interest expense of $8.8 million was $1.1 million lower than prior year due to lower debt outstanding, the Company having repaid $52.1 million during the previous fiscal year.

Net income for the first quarter was $7.8 million, or $0.16 fully diluted earnings per share, 6.5% below last year’s reported net income of $8.3 million, or $0.17 fully diluted earnings per share.

Results by Segment for the First Fiscal Quarter

Over-the-Counter Healthcare Products
Revenues of $39.2 million were $3.2 million or 7.5% less than the prior year comparable period. The decline is primarily attributable to sales declines on the Compound W® and Wartner® wart treatment brands, largely attributed to negative pricing dynamics in the cryogenic segment. The continued absence of the Little Remedies® pediatric cough/cold products voluntarily withdrawn in the fall of calendar year 2007  and The Doctor’s® Night Guard™ brand, which continued to experience intense competitive pressures, were secondary factors.  These declines were partially offset by increases on the Clear Eyes®, Murine™ ear care, Chloraseptic® and New Skin® brands.

Household Products
Revenues of $29.0 million were $0.9 million or $2.9% less than the prior year period.  Sales increases for the Comet® brand, led by Comet Mildew SprayGel were offset by declines in the Spic and Span® and Chore Boy® brands.

Personal Care Products
Revenues for this segment were $5.3 million, $1.0 million less than the prior year quarter, in line with expectations.

Free Cash Flow & Debt Repayment
Free cash flow is a “non-GAAP” measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented here because management believes it is a commonly used measure of liquidity, and is an indication of cash available for debt repayment and acquisitions. The Company defines free cash flow as operating cash flow less capital expenditures.

The Company’s free cash flow for the first quarter ended June 30, 2008 was $15.3 million, composed of operating cash flow of $15.4 million less capital expenditures of $0.1 million, a $7.0 million increase over free cash flow of $8.3 million, composed of operating cash flow of $8.4 million less capital expenditures of $0.1 million generated in the prior year comparable quarter. During the quarter, the Company repaid $15.0 million of senior bank debt, bringing total debt to $396.2 million at June 30, 2008.

Commentary
According to Mark Pettie, Chairman and CEO, “Despite this quarter’s results, we remain confident in the 2-4% revenue increase we have projected for the full fiscal year, with strengthened third and fourth quarter growth in particular. We expect this performance will be fueled by our innovative new products, many of which are currently launching, as well as continued growth of our focus brands. For the full year, we expect that net income will grow more rapidly than revenue. Looking at the current quarter, we will be investing heavily in advertising and promotion support behind our new Allergen Block products. Much of the revenue impact from this increased second quarter advertising and promotion support will be realized in the second half”.

Conference Call
The Company will host a conference call to review its first fiscal quarter results on Thursday, August 7th at 8:30 a.m. EST. The dial in number is 866-578-5801. International callers may dial 617-213-8058. The passcode is "prestige".  The Company will provide a live internet webcast of the call, as well as an archived replay, which can be accessed by dialing 888-286-8010, or for international callers, 617-801-6888. The passcode for replay only is 53732046.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter healthcare, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets.  Key brands include Compound W® wart remover, Chloraseptic® sore throat treatments, New-Skin® liquid bandage, Clear Eyes® and Murine® eye and ear care products, Little Remedies® pediatric over-the-counter products, The Doctor’s® NightGuard™ dental protector, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-known brands.

Forward-Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30
(In thousands, except share data)	2008	2007
Revenues
Net sales	$72,916	$78,041
Other revenues	618	570
Total revenues	73,534	78,611

Costs of Sales
Costs of sales	34,272	37,322
Gross profit	39,262	41,289

Operating Expenses
Advertising and promotion	7,319	7,786
General and administrative	7,973	7,646
Depreciation and amortization	2,756	2,751
Total operating expenses	18,048	18,183

Operating income	21,214	23,106

Other (income) expense
Interest income	(73)	(187)
Interest expense	8,756	9,874
Total other (income) expense	8,683	9,687

Income before income taxes	12,531	13,419

Provision for income taxes	4,750	5,099
Net income	$7,781	$8,320

Basic earnings per share	$0.16	$0.17

Diluted earnings per share	$0.16	$0.17

Weighted average shares outstanding:
Basic	49,880	49,660
Diluted	50,035	50,038

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	June 30, 2008	March 31, 2008
Current assets
Cash and cash equivalents	$6,370	$6,078
Accounts receivable	38,325	44,219
Inventories	28,811	29,696
Deferred income tax assets	3,006	3,066
Prepaid expenses and other current assets	4,004	2,316
Total current assets	80,516	85,375

Property and equipment	1,365	1,433
Goodwill	308,915	308,915
Intangible assets	644,056	646,683
Other long-term assets	7,316	6,750

Total Assets	$1,042,168	$1,049,156

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,935	$20,539
Accrued interest payable	2,604	5,772
Income taxes payable	1,762	--
Other accrued liabilities	6,328	8,030
Current portion of long-term debt	3,550	3,550
Total current liabilities	32,179	37,891

Long-term debt	392,675	407,675
Other long-term liabilities	2,377	2,377
Deferred income tax liabilities	125,781	122,140

Total Liabilities	553,012	570,083

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares at June 30 and March 31, 2008	501	501
Additional paid-in capital	380,993	380,364
Treasury stock, at cost – 101 shares and 59 shares at June 30 and March 31, 2008, respectively	(57)	(47)
Accumulated other comprehensive income	684	(999)
Retained earnings	107,035	99,254
Total stockholders’ equity	489,156	479,073

Total Liabilities and Stockholders’ Equity	$1,042,168	$1,049,156

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30
(In thousands)	2008	2007
Operating Activities
Net income	$7,781	$8,320
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,756	2,751
Deferred income taxes	2,669	2,934
Amortization of deferred financing costs	622	780
Stock-based compensation	629	460
Changes in operating assets and liabilities
Accounts receivable	5,894	(1,948)
Inventories	885	1,663
Prepaid expenses and other current assets	(1,688)	(483)
Accounts payable	(1,077)	(2,911)
Income taxes payable	1,762	1,144
Accrued liabilities	(4,870)	(4,302)
Net cash provided by operating activities	15,363	8,408

Investing Activities
Purchases of equipment	(61)	(111)
Net cash used for investing activities	(61)	(111)

Financing Activities
Repayment of long-term debt	(15,000)	(15,887)
Purchase of common stock for treasury	(10)	(4)
Net cash used for financing activities	(15,010)	(15,891)

Increase (Decrease) in cash	292	(7,594)
Cash - beginning of period	6,078	13,758

Cash - end of period	$6,370	$6,164

Interest paid	$11,302	$12,036
Income taxes paid	$440	$551

Prestige Brands Holdings, Inc.
Consolidating Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2008
	Over-the- Counter Healthcare	Household Cleaning	Personal Care	Consolidated

Net sales	$39,246	$28,404	$5,266	$72,916
Other revenues	--	618	--	618

Total revenues	39,246	29,022	5,266	73,534
Cost of sales	13,208	17,923	3,141	34,272

Gross profit	26,038	11,099	2,125	39,262
Advertising and promotion	5,037	2,070	212	7,319

Contribution margin	$21,001	$9,029	$1,913	31,943
Other operating expenses				10,729

Operating income				21,214
Other (income) expense				8,683
Provision for income taxes				4,750

Net income				$7,781

	Three Months Ended June 30, 2007
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$42,426	$29,345	$6,270	$78,041
Other revenues	--	542	28	570

Total revenues	42,426	29,887	6,298	78,611
Cost of sales	15,386	18,393	3,543	37,322

Gross profit	27,040	11,494	2,755	41,289
Advertising and promotion	5,881	1,628	277	7,786

Contribution margin	$21,159	$9,866	$2,478	33,503
Other operating expenses				10,397

Operating income				23,106
Other (income) expense				9,687
Provision for income taxes				5,099

Net income				$8,320